Exhibit 23.1

 CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Medicus Pharma Ltd. on Form S-1 to be filed on or about May 27, 2025 of our report dated March 28, 2025, on our audit of the financial statements as of December 31, 2024 and for the year then ended. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to our firm under the caption “Experts and Legal Matters” in this Registration Statement.

 /s/ EisnerAmper LLP

EISNERAMPER LLP
Philadelphia, Pennsylvania
May 27, 2025